Exhibit 99.1

MCEWEN MINING: 2019 FULL YEAR AND Q4 PRODUCTION RESULTS

TORONTO, January 15, 2020 - McEwen Mining Inc. (NYSE: MUX) (TSX: MUX) reports consolidated production for the full year of 2019 was 134,316 gold ounces and 3,365,846 silver ounces, or 174,420 gold equivalent ounces(1)(“GEOs”), within our revised 2019 guidance range of 169,000 to 176,000 GEOs (see Table 1).

Table 1 - Consolidated 2019 Production Summary

	Q4		Full Year		Full Year 2019
	2018	2019	2018	2019	Guidance
Gold (oz)	29,291	36,087	135,124	134,316	131,000-138,000
Silver (oz)	819,473	864,949	3,032,727	3,365,846	3,225,000
GEOs(1)	40,217	46,263	175,561	174,420	169,000-176,000

Rob McEwen, Chairman and Chief Owner commented: “2019 was a year of exploration highs overshadowed by production lows. After issuing two disappointing reductions in production guidance we finally achieved our guidance. The problems that plagued us in 2019 were largely unique events that will not be reoccurring. Exploration will continue to be a key focus at Stock West, Grey Fox, Black Fox and Gold Bar, where we see the potential to create the greatest near-term value.”

San José Mine, Santa Cruz, Argentina (49%(2))

San José exceeded the full year guidance for 2019 of 49,000 gold ounces and 3,225,000 silver ounces. Our attributable production from San José in 2019 was 51,684 gold ounces and 3,354,487 silver ounces, for a total of 91,654 GEOs.

El Gallo Project, Sinaloa, Mexico (100%)

El Gallo delivered on guidance by producing 16,333 GEOs in 2019 from residual leaching of the heap leach pad.

Gold Bar Mine, Nevada (100%)

Gold Bar produced 30,712 GEOs in 2019, within our revised full year production guidance of 30,000 to 33,000 GEOs. In Q4, production was 9,713 GEOs. Throughput at the crushing plant slowed in Q4 with the onset of winter, and we expect that to persist through Q1 2020.

Black Fox Mine, Timmins, Canada (100%)

Black Fox produced 35,721 GEOs in 2019, close to our revised full year production guidance of 36,000 to 40,000 GEOs. In Q4, production was 9,887 GEOs.

Financial Results

Operating costs for the quarter ended December 31, 2019 will be released with our 10-K Annual Financial Statements in late February 2020.

Notes:

(1)	'Gold Equivalent Ounces' are calculated based on a 75:1 gold to silver price ratio for Q1 2019, 88:1 for Q2 2019, 87:1 for Q3 2019, and 85:1 for Q4 2019. 2019 GEO Guidance assumed a 85:1 ratio.
(2)	The San José Mine is 49% owned by McEwen Mining Inc. and 51% owned and operated by Hochschild Mining plc.

McEwen Mining Inc.	Page 1

ABOUT MCEWEN MINING

McEwen Mining is a diversified gold and silver producer and explorer with operating mines in Nevada, Canada, Mexico and Argentina. It also owns a large copper deposit in Argentina. McEwen’s goal is to create a profitable gold and silver producer focused in the Americas.

McEwen has approximately 400 million shares outstanding. Rob McEwen, Chairman and Chief Owner, owns 20% of the shares.

Reliability of Information Regarding San José

Minera Santa Cruz S.A., the owner of the San José Mine, is responsible for and has supplied to the Company all reported results from the San José Mine. McEwen Mining’s joint venture partner, a subsidiary of Hochschild Mining plc, and its affiliates other than MSC do not accept responsibility for the use of project data or the adequacy or accuracy of this release.

Technical Information

The technical content of this news release has been reviewed and approved by Chris Stewart, P.Eng., President & COO of McEwen Mining and a Qualified Person as defined by Canadian Securities Administrators National Instrument 43-101 "Standards of Disclosure for Mineral Projects."

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This news release contains certain forward-looking statements and information, including "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements and information expressed, as at the date of this news release, McEwen Mining Inc.'s (the "Company") estimates, forecasts, projections, expectations or beliefs as to future events and results. Forward-looking statements and information are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties, risks and contingencies, and there can be no assurance that such statements and information will prove to be accurate. Therefore, actual results and future events could differ materially from those anticipated in such statements and information. Risks and uncertainties that could cause results or future events to differ materially from current expectations expressed or implied by the forward-looking statements and information include, but are not limited to, factors associated with fluctuations in the market price of precious metals, mining industry risks, political, economic, social and security risks associated with foreign operations, the ability of the corporation to receive or receive in a timely manner permits or other approvals required in connection with operations, risks associated with the construction of mining operations and commencement of production and the projected costs thereof, risks related to litigation, the state of the capital markets, environmental risks and hazards, uncertainty as to calculation of mineral resources and reserves, and other risks. Readers should not place undue reliance on forward-looking statements or information included herein, which speak only as of the date hereof. The Company undertakes no obligation to reissue or update forward-looking statements or information as a result of new information or events after the date hereof except as may be required by law. See McEwen Mining's Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and other filings with the Securities and Exchange Commission, under the caption "Risk Factors", for additional information on risks, uncertainties and other factors relating to the forward-looking statements and information regarding the Company. All forward-looking statements and information made in this news release are qualified by this cautionary statement.

The NYSE and TSX have not reviewed and do not accept responsibility for the adequacy or accuracy of the contents of this news release, which has been prepared by management of McEwen Mining Inc.

CONTACT INFORMATION:

Investor Relations: (866)-441-0690 Toll Free (647)-258-0395 Mihaela Iancu ext. 320 info@mcewenmining.com

Website: www.mcewenmining.com

Facebook: facebook.com/mcewenmining

Facebook: facebook.com/mcewenrob

Twitter: twitter.com/mcewenmining

Twitter: twitter.com/robmcewenmux

Instagram: instagram.com/mcewenmining

150 King Street West Suite 2800, P.O. Box 24 Toronto, ON, Canada M5H 1J9

McEwen Mining Inc.	Page 2